As filed with the Securities and Exchange Commission on July 21, 2026

Registration No. 333-74862

Registration No. 333-145484

Registration No. 333-188519

Registration No. 333-196639

Registration No. 333-218557

Registration No. 333-238719

Registration No. 333-279632

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-74862

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-145484

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-188519

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-196639

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-218557

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-238719

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-279632

UNDER
THE SECURITIES ACT OF 1933

Cross Country Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4066229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5201 Congress Avenue, Suite 160 Boca Raton, FL 33487	33487
(Address of Principal Executive Offices)	(Zip Code)

Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan

Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan

Cross Country Healthcare, Inc. 2014 Omnibus Incentive Plan

(f/k/a Cross Country Healthcare, Inc. 2007 Stock Incentive Plan)

Cross Country, Inc. Amended And Restated 1999 Stock Option Plan

       Cross Country, Inc. Amended And Restated Equity Participation Plan

(Full title of the plan)

Susan E. Ball

5201 Congress Ave, Suite 160,

 Boca Raton, Florida 33411
(Name and address of agent for service)

(561) 998-2232
(Telephone number, including area code, of agent for service)

Copy to:

Philippa Bond, P.C.

Van Whiting

 2049 Century Park East, 37th Floor

Los Angeles, California 90067

 (310) 552-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-8 (No. 333-74862) filed with the SEC on December 10, 2001, registering the issuance of (i) an aggregate of 2,145,515 shares of its common stock, par value $0.0001 per share (“Common Stock”), under the Cross Country, Inc. Amended and Restated 1999 Stock Option Plan (the “1999 Option Plan”); and (ii) an aggregate of 2,252,486 shares of Common Stock under the Cross Country, Inc. Amended and Restated Equity Participation Plan (the “1999 Equity Participation Plan,” and, together with the 1999 Option Plan, the “1999 Plans”);

2.	Registration Statement on Form S-8 (No. 333-145484) filed with the SEC on August 15, 2007, registering the issuance of an aggregate of 1,500,000 shares of Common Stock under the Cross Country Healthcare, Inc. 2007 Stock Incentive Plan (as amended and restated, the “2007 Plan”);

3.	Registration Statement on Form S-8 (No. 333-188519) filed with the SEC on May 10, 2013, registering the issuance of an aggregate of 2,000,000 shares of Common Stock under the 2007 Plan, as amended and restated;

4.	Registration Statement on Form S-8 (No. 333-196639) filed with the SEC on June 10, 2014, registering the issuance of an aggregate of 600,000 shares of Common Stock under the Cross Country Healthcare, Inc. 2014 Omnibus Incentive Plan (f/k/a Cross Country Healthcare, Inc. 2007 Stock Incentive Plan) (as amended and restated, the “2014 Plan”);

5.	Registration Statement on Form S-8 (No. 333-218557) filed with the SEC on June 7, 2017, registering the issuance of an aggregate of 2,000,000 shares of Common Stock under the 2014 Plan;

6.	Registration Statement on Form S-8 (No. 333-238719) filed with the SEC on May 27, 2020, registering the issuance of an aggregate of 3,000,000 shares of Common Stock under the Cross Country Healthcare, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”); and

7.	Registration Statement on Form S-8 (No. 333-279632) filed with the SEC on May 22, 2024, registering the issuance of an aggregate of 3,477,152 shares of Common Stock under the Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan” and, together with the 2020 Plan, the 2014 Plan, the 2007 Plan and the 1999 Plans, the “Plans”);

in each case, plus such indeterminate number of Common Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations or similar transaction in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the Plans.

On July 21, 2026, pursuant to its previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 6, 2026, by and among the Company, KL Criss Cross Intermediate, LLC, a Delaware limited liability company (“Parent”), and KL Criss Cross Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, the Company is no longer publicly held.

As a result of the Merger, the Company has terminated any and all offerings of its Common Stock pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on the 21st day of July, 2026.

Cross Country Healthcare, Inc.

By:	/s/ Susan Ball
	Name:	Susan Ball
	Title:	General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.